Exhibit 99.1

Stifel Reports February 2023 Operating Data

ST. LOUIS, MO, March 23, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for February 28, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In February, we continued to see strong net new asset growth from our existing clients and solid recruiting activity, however our total client assets decreased modestly due to declines in the equity markets. Operating conditions for investment banking have remained challenging, as such, we estimate that first quarter investment banking revenue will be down 5-10% from fourth quarter levels.

In light of the recent turmoil in the banking industry, I’d like to reassure our clients and investors that Stifel’s balance sheet remains strong and liquid. While our client cash balances declined modestly due to seasonality and cash sorting in February, over the past two weeks, we have attracted over $1.3 billion in additional bank deposits, including an increase in uninsured deposits that reflects our strength in liquidity, short duration balance sheet, and strong capital position. Even accounting for the $1.3 billion in additional bank deposits, 85% of our current total deposits are FDIC insured.”

Selected Operating Data (Unaudited)
	As of			% Change
(millions)	2/28/2023	2/28/2022	1/31/2023	2/28/2022	1/31/2023
Total client assets	$401,317	$415,635	$407,844	(3)%	(2)%
Fee-based client assets	$148,015	$154,491	$150,891	(4)%	(2)%
Private Client Group fee-based client assets	$130,270	$135,303	$132,763	(4)%	(2)%
Bank loans, net (includes loans held for sale)	$20,818	$17,558	$20,768	19%	0%
Client money market and insured product	$26,948	$28,211	$27,349	(5)%	(2)%

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations